EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-14572, 33-40399, 33-51094, 33-51516, 33-59319, 333-75231, 333-81685, 333-101532, and 333-128210) on Form S-8 pertaining to the Trans World Music Corp. 1986 Incentive and Non-Qualified Stock Option Plan, the Trans World Music Corp. 1990 Stock Option Plan for Non-Employee Directors, the Trans World Entertainment Corp. 1994 Stock Option Plan, the Camelot Music Holdings, Inc. 1998 Stock Option Plan, the Camelot Music Holdings, Inc. Outside Directors Stock Option Plan, the Trans World Entertainment Corp. 1998 Stock Option Plan, the Trans World Entertainment Corp. 1999 Stock Option Plan, the Trans World Entertainment Corporation 2002 Stock Option Plan, and the Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan of our reports dated April 17, 2008, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of February 2, 2008, and February 3, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended February 2, 2008, and the effectiveness of internal control over financial reporting as of February 2, 2008 which reports appear in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended February 2, 2008.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes,” Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” and SFAS No 123(R), “Share-Based Payment.”

/s/ KPMG LLP

Albany, New York
April 17, 2008